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Exhibit 99

CONTACTS:       Robert S. Yingling, CFO
                BigStar Entertainment, Inc.
                (212) 981-6311
                bob@bigstar.com

                Gary S. Maier/Angie H. Yang
                Pondel/Wilkinson Group
                (310) 207-9300
                investor@pondel.com

                                                           FOR IMMEDIATE RELEASE

               BIGSTAR ENTERTAINMENT STRENGTHENS ITS ADVAYA DIRECT
                     MARKETING DIVISION WITH KEY EXECUTIVES

   COMPANY APPOINTS FREDERIC BIEN AS CHIEF TECHNOLOGY OFFICER, ED CATTO AS VICE
          PRESIDENT MARKETING AND MATTHEW DAVIS AS HEAD OF PRODUCTION

         NEW YORK -- June 2, 2000 -- BigStar Entertainment Inc. (Nasdaq: BGST) today announced the promotion of three executives to strengthen its Advaya direct marketing division.

         Frederic V. Bien has been promoted to chief technology officer for both BigStar Entertainment and the direct marketing systems division of BigStar, Advaya.

         Bien joined BigStar Entertainment in November 1999 and served as vice president of marketing technology. He is the founder and chief executive officer of Belamo Corp., the producer and marketer of the FLIRT.com Web site. Over 2 million women between the ages of 18 to 34 accessed FLIRT.com in 1999.

         From 1993 to 1997, Bien founded and was CEO of Bien Logic Inc., an Internet software company that developed multimedia software for Paramount Publishing, Franklin Electronic Publishers and Apple Computer. Bien Logic also developed and marketed the Web traffic analysis software SurfReport and ProxyReport and served customers such as Netscape, Oracle, Wal-Mart, ANS, Xerox, Hewlett-Packard and the Smithsonian Institute. Bien Logic was sold to Netrics Inc. in October 1997.

         Bien received a Ph.D. in mathematics from Massachusetts Institute of Technology in 1986, was assistant professor at Princeton University from 1986 to 1992,


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and was a tenured associate professor of mathematics at the University of
California-San Diego from 1992 to 1996.

         Ed Catto, vice president marketing at bigstar.com, will assume responsibility for both the Advaya and BigStar marketing departments. Catto joined BigStar Entertainment in October 1999. Previously, he managed marketing practice areas at Computer Science Corporation, a promotional marketing company servicing Fortune 500 consumer and manufacturing companies. Catto's marketing experience includes positions with Nabisco and Lever Bros., where he worked on brands such as OREO, Lever 2000, Chips Ahoy!, Snackwells, and Snuggle. He earned an M.B.A. at the University of North Carolina and received his B.A. from Cornell University.

         The company also announced the appointment of Matthew Davis as head of production for both BigStar and Advaya. Davis joined BigStar as director of production at bigstar.com in March 1999. Before joining BigStar, Davis held the position of production manager at barnesandnoble.com. Davis received his B.A. from Amherst College in 1988 and a Master's degree in professional studies from the interactive telecommunications program at New York University in 1997.

         The company also announced the resignations of Brooke Bessert, Donna Williams and Anthony Witek to pursue other interests.

         "The personnel changes represent BigStar's increased emphasis on Advaya, its advanced direct marketing software system. This business was launched April 20 and represents the continuation of the company's core philosophy that online marketing is direct marketing.

         "Over the last two years, the company has developed sophisticated direct marketing software, based on java and standardized database schema, that creates highly targeted and effective direct marketing messaging for third parties. The company has signed contracts to deploy this software and host the data for six clients currently and is focused on significantly developing this business.

         "All of us at BigStar appreciate the many contributions of Brooke, Donna and Anthony and we wish them well in their new endeavors," stated David Friedensohn, chairman and chief executive officer.

         BigStar Entertainment, Inc. (http://www.bigstar.com) is a leading online Shop-A-Tainment destination that is exclusively dedicated to filmed entertainment products. BigStar sells videos and digital video discs (DVDs).
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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995: BigStar Entertainment, Inc. has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning BigStar's business, operations and financial condition. The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project" and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and BigStar cautions you that any forward-looking information provided by or on behalf of BigStar is not a guarantee of future performance. Actual results could differ materially from those anticipated in such forward-looking statements due to a number of factors, some of which are beyond BigStar's control, in addition to those discussed in BigStar's other press releases, public filings and statements by BigStar's management, including (i) the volatile and competitive nature of the Internet industry, (ii) changes in domestic and foreign economic and market conditions, (iii) the effect of federal, state and foreign regulation on BigStar's business, and (iv) the effect of any future acquisitions. All such forward-looking statements are current only as of the date on which such statements were made. BigStar does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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